TRW Reports Fourth Quarter and Full Year 2007 Financial Results; Provides 2008 Outlook
Highlights of 2007 Results Include:
•	Record sales of $14.7 billion — an increase of 11.9%

•	GAAP net earnings of $0.88 per diluted share

•	Net earnings, excluding debt retirement charges and a FAS 109 tax benefit, increased to $2.28 per diluted share

•	Operating cash flow totaled $737 million or $224 million after capital expenditures

•	Debt to capitalization ratio improved to 50%
LIVONIA, MICHIGAN, February 21, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported fourth-quarter 2007 financial results with sales of $3.9 billion, an increase of 18.8 percent compared to the same period a year ago. The Company reported fourth quarter net earnings of $56 million or $0.55 per diluted share, which compares to the prior year result of $33 million or $0.32 per diluted share. Net earnings, excluding tax benefits in both years related to a FAS 109 adjustment in 2007 and debt retirement in 2006, were $0.44 per diluted share in the 2007 quarter, which compares favorably to $0.16 per diluted share in the prior year.
The Company’s full-year 2007 sales grew to a record $14.7 billion, an increase of 11.9 percent compared to the prior year. Net earnings for the year were $90 million or $0.88 per diluted share, which compares to 2006 earnings of $176 million or $1.71 per diluted share. Full year net earnings, excluding debt retirement charges and the previously mentioned tax items from both years, were $2.28 per diluted share in 2007, compared to $2.10 per diluted share in 2006.

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“In 2007, TRW delivered solid operating results, including record sales and outstanding cash flow, that exceeded the business objectives set at the beginning of the year,” said John Plant, president and chief executive officer. “Our achievements in 2007 related to our financial performance, together with steady expansion overseas, debt refinancing and safety advancements have helped the Company grow stronger despite challenging industry conditions.”
Mr. Plant added, “We have performed remarkably well since becoming an independent company, providing solid results to our stakeholders and capitalizing on our position as the world’s preeminent active and passive safety systems supplier. Now in 2008, we are a significantly larger, more diverse enterprise that is reaching further into the world’s growing markets with a portfolio of safety technology that is unrivaled in the marketplace. We continue to build for the future and are focused on moving the Company forward profitably over the long term.”
Fourth Quarter 2007
The Company reported fourth-quarter 2007 sales of $3.9 billion, an increase of $614 million or 18.8 percent over the prior year period. Foreign currency translation benefited sales in the quarter by approximately $328 million. Fourth quarter sales excluding the impact of foreign currency translation increased approximately $286 million or 8.7 percent over the prior year period. This increase can be attributed to higher customer vehicle production in Europe and China and the continued growth of safety products in all markets (including a higher mix of lower margin modules). These positive factors were partially offset by pricing provided to customers and the continued decline in North American customer vehicle production.
Operating income for fourth-quarter 2007 was $149 million, which compares favorably to $126 million in the prior year period. Restructuring and asset impairment expenses in the 2007 quarter were $19 million, which compares to $8 million in 2006. Operating income excluding these expenses from both periods was $168 million in 2007, which represents an increase of 25.4 percent compared to the 2006 result of $134 million.

2

The year-to-year increase was driven primarily by higher product volumes and savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs and a measurable improvement in the Company’s Automotive Components segment. These positive factors were in part offset by pricing provided to customers, higher commodity costs and other unfavorable business items.
Net interest and securitization expense for the fourth quarter of 2007 totaled $56 million, which compares favorably to $66 million in the prior year. The year-to-year decline can be attributed to the benefits derived from the Company’s 2007 debt recapitalization which was completed during the second quarter of 2007.
Tax expense in the 2007 quarter was $39 million, resulting in an effective tax rate of 41 percent, which compares to $32 million or 49 percent in the prior year period. The 2007 quarter included a FAS 109 adjustment related to pension and OPEB gains recorded through other comprehensive earnings that resulted in a non-cash tax benefit of $11 million. The prior year quarter included a $17 million tax benefit related to a bond redemption transaction that was completed during the first quarter of 2006. Excluding these items from both years, the effective tax rate was 53 percent in 2007, which compares to 75 percent in the 2006 quarter. The lower tax rate in the fourth quarter of 2007 can be attributed to a change in the Company’s geographic earnings mix.
The Company reported fourth-quarter 2007 net earnings of $56 million or $0.55 per diluted share, which compares to net earnings of $33 million or $0.32 per diluted share in 2006. Net earnings excluding the previously mentioned tax items from both periods were $45 million or $0.44 per diluted share in 2007, which compares to $16 million or $0.16 per diluted share in 2006.
Earnings before interest, securitization costs, loss on retirement of debt (where applicable), taxes, depreciation and amortization, or EBITDA, were $300 million in the fourth quarter, which compares to the prior year level of $267 million.

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Full Year 2007
For full-year 2007, the Company reported sales of $14.7 billion, an increase of $1.6 billion or 11.9 percent compared to prior year sales of $13.1 billion. Foreign currency translation benefited sales in 2007 by approximately $856 million. Full year 2007 sales excluding the impact of foreign currency translation increased approximately $702 million or 5.3 percent over the prior year period. This increase resulted primarily from higher product volumes related to new product growth and robust industry sales in overseas markets, partially offset by the decline in North American customer vehicle production and pricing provided to customers.
Operating income in 2007 was $624 million, which compares to $636 million in the prior year. Restructuring and asset impairment expenses in 2007 were $51 million, which compares to $30 million in 2006. Operating income excluding these expenses from both periods was $675 million in 2007, which represents an increase of $9 million compared to the 2006 result. This year-to-year improvement can be attributed to savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, and higher product volumes globally. These positive factors more than offset pricing provided to customers, considerably higher commodity costs and a challenging first quarter operating environment, in which operating income declined significantly compared to the prior year due to weak industry production in North America and an unfavorable mix of products sold in the 2007 quarter. The Company posted year-to-year improvements in operating income in each of the remaining three quarters in 2007 which helped offset the first quarter decline.
Net interest and securitization expense for 2007 totaled $233 million, which declined from the prior year total of $250 million primarily due to the benefits derived from the Company’s debt recapitalization completed during the second quarter of 2007. As a reminder, actions related to the debt recapitalization included a $1.5 billion Senior Note offering, the tender for substantially all of the Company’s outstanding $1.3 billion Notes and the refinancing of its $2.5 billion credit facilities. In 2007, the Company incurred charges related to these transactions of $155 million for loss on retirement of debt. In 2006, the Company incurred charges of $57 million also related to debt retirement.

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Tax expense in 2007 was $155 million, resulting in a 63 percent effective tax rate, which compares to $166 million or 49 percent in 2006. The effective tax rate in 2007 excluding debt retirement charges and the FAS 109 tax benefit was 42 percent. This compares to an effective tax rate, excluding debt retirement charges and the related tax benefit, of 46 percent in 2006.
Full-year 2007 net earnings were $90 million, or $0.88 per diluted share, which compares to $176 million or $1.71 per diluted share in 2006. Net earnings excluding the previously mentioned debt retirement charges and tax items from both periods were $234 million or $2.28 per diluted share in 2007, which compares to $216 million or $2.10 per diluted share in 2006.
EBITDA in 2007 totaled $1,190 million, which represents a $24 million improvement over the prior year result of $1,166 million.
Cash Flow and Capital Structure
Net cash provided by operating activities during the fourth quarter was $826 million, which compares to $397 million in the prior year period. Fourth quarter capital expenditures were $174 million compared to $195 million in 2006.
For full-year 2007, net cash flow from operating activities was $737 million, which compares to $649 million in the prior year. Capital expenditures were $513 million in 2007, which compares to $529 million in 2006. Full year 2007 operating cash flow after capital expenditures, referred to as free cash flow, was $224 million, which compares to $120 million in 2006.
As mentioned previously, the Company completed its debt recapitalization plan during the second quarter of 2007, including the refinancing of its $2.5 billion credit facilities on May 9, 2007. Additionally, on March 26, 2007, the Company completed its $1.5 billion Senior Note offering and repurchased substantially all of the existing $1.3 billion Notes through a tender offer. The Company incurred debt retirement charges of approximately $155 million in 2007 related to these transactions.

5

On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10 7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement of debt.
As of December 31, 2007, the Company had $3,244 million of debt and $899 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,345 million. This net debt outcome is $98 million lower than the balance at the end of 2006.
2008 Outlook
For full-year 2008, sales are expected to be in the range of $15.6 to $16.0 billion (including first quarter sales of approximately $4.0 billion). Full year net earnings per diluted share are expected to be in the range of $2.15 to $2.45.
This guidance range reflects pre-tax restructuring expenses of approximately $50 million (including approximately $7 million in the first quarter) and an effective tax rate in the range of approximately 38 to 42 percent. Lastly, the Company expects capital expenditures in 2008 to be slightly below 4 percent of sales.
“We expect 2008 will be challenging, especially in North America where customer production volumes are anticipated to be down significantly in the first half of the year,” said Mr. Plant. “In response, the Company has initiated an aggressive business plan for 2008, which is reflected in the guidance we are providing today. We believe the stability provided by having 70 percent of our sales derived from the combined regions of Europe, Asia and South America, and a robust level of demand for our products in all markets, will help mitigate the mounting challenges ahead.”
Fourth Quarter and Full Year 2007 Conference Call
The Company will host its fourth quarter and full year conference call at 8:30 a.m. (EST) today, Thursday, February 21, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

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A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 33483516. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs more than 66,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

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Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006, and our Forms 10-Q for the quarters ended March 30, June 29 and September 28, 2007, such as: loss of market share by domestic North American vehicle manufacturers and resulting production cuts and restructuring initiatives, including bankruptcy actions, of our suppliers and customers; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base, including any resulting inability of our suppliers to deliver products at the scheduled rate; our dependence on our largest customers; product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; cyclicality of automotive production and sales; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with non-U.S. operations, including foreign exchange risks; the impairment of our goodwill and other intangible assets; volatility in our annual effective tax rate resulting from a change in earnings mix and other factors; adverse affects of environmental and safety regulations; assertions by or against us relating to intellectual property rights; and the possibility that our owners’ interests will conflict with ours. We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended December 31, 2007 and December 31, 2006	A2

Consolidated Statements of Earnings for the years ended December 31, 2007 and December 31, 2006	A3

Consolidated Balance Sheets as of December 31, 2007 and December 31, 2006	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the years ended December 31, 2007 and December 31, 2006	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three months and years ended December 31, 2007 and December 31, 2006	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended December 31, 2007	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the three months ended December 31, 2006	A8

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the year ended December 31, 2007	A9

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the year ended December 31, 2006	A10
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the periods ended March 30, 2007, June 29, 2007, and September 28, 2007 as filed with the United States Securities and Exchange Commission on February 23, 2007, May 2, 2007, August 1, 2007 and October 30, 2007, respectively.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31,
	2007	2006
Sales	$3,886	$3,272
Cost of sales	3,563	3,023

Gross profit	323	249
Administrative and selling expenses	146	121
Amortization of intangible assets	9	8
Restructuring charges and asset impairments	19	8
Other income — net	—	(14)

Operating income	149	126
Interest expense — net	55	65
Accounts receivable securitization costs	1	1
Equity in earnings of affiliates, net of tax	(8)	(7)
Minority interest, net of tax	6	2

Earnings before income taxes	95	65
Income tax expense	39	32

Net earnings	$56	$33

Basic earnings per share:
Earnings per share	$0.56	$0.33

Weighted average shares	100.6	99.4

Diluted earnings per share:
Earnings per share	$0.55	$0.32

Weighted average shares	102.7	101.9

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Earnings

	Years Ended
(In millions, except per share amounts)	December 31,
	2007	2006
Sales	$14,702	$13,144
Cost of sales	13,494	11,956

Gross profit	1,208	1,188
Administrative and selling expenses	537	514
Amortization of intangible assets	36	35
Restructuring charges and asset impairments	51	30
Other income — net	(40)	(27)

Operating income	624	636
Interest expense — net	228	247
Loss on retirement of debt	155	57
Accounts receivable securitization costs	5	3
Equity in earnings of affiliates, net of tax	(28)	(26)
Minority interest, net of tax	19	13

Earnings before income taxes	245	342
Income tax expense	155	166

Net earnings	$90	$176

Basic earnings per share:
Earnings per share	$0.90	$1.76

Weighted average shares	99.8	100.0

Diluted earnings per share:
Earnings per share	$0.88	$1.71

Weighted average shares	102.8	103.1

A3

TRW Automotive Holdings Corp.
Consolidated Balance Sheets

	As of
(Dollars in millions)	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$895	$578
Marketable securities	4	11
Accounts receivable — net	2,313	2,049
Inventories	822	768
Prepaid expenses	65	60
Deferred income taxes	227	210

Total current assets	4,326	3,676

Property, plant and equipment — net	2,910	2,714
Goodwill	2,243	2,275
Intangible assets — net	710	738
Pension asset	1,461	979
Deferred income taxes	88	91
Other assets	552	660

Total assets	$12,290	$11,133

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$64	$69
Current portion of long-term debt	30	101
Trade accounts payable	2,288	1,977
Accrued compensation	298	271
Income taxes	63	259
Other current liabilities	972	998

Total current liabilities	3,715	3,675

Long-term debt	3,150	2,862
Postretirement benefits other than pensions	591	645
Pension benefits	497	722
Deferred income taxes	552	428
Long-term liabilities	459	295

Total liabilities	8,964	8,627

Minority interests	134	109

Commitments and contingencies
Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,176	1,125
Retained earnings	398	308
Accumulated other comprehensive earnings	1,617	963

Total stockholders’ equity	3,192	2,397

Total liabilities, minority interests and stockholders’ equity	$12,290	$11,133

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended
(Dollars in millions)	December 31,
	2007	2006
Operating Activities
Net earnings	$90	$176
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	557	517
Other — net	(26)	(91)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable, net	(66)	58
Inventories	22	(6)
Trade accounts payable	133	(41)
Other assets	144	75
Other liabilities	(117)	(39)

Net cash provided by operating activities	737	649

Investing Activities
Capital expenditures	(513)	(529)
Proceeds from asset sales, net of acquisitions	27	30
Other — net	18	40

Net cash used in investing activities	(468)	(459)

Financing Activities
Change in short-term debt	(27)	(40)
Net proceeds from revolving credit facility	429	—
Proceeds from issuance of long-term debt	2,591	37
Redemption of long-term debt	(3,011)	(304)
Issuance of capital stock, net of fees	—	153
Repurchase of capital stock	—	(209)
Proceeds from exercise of stock options	29	23

Net cash provided by (used in) financing activities	11	(340)
Effect of exchange rate changes on cash	37	69

Increase (decrease) in cash and cash equivalents	317	(81)
Cash and cash equivalents at beginning of period	578	659

Cash and cash equivalents at end of period	$895	$578

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the periods ended March 30, 2007 and June 29, 2007 and September 28, 2007 which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
(Dollars in millions)	December 31,
	2007	2006
GAAP net earnings	$56	$33
Income tax expense	39	32
Interest expense — net	55	65
Accounts receivable securitization costs	1	1
Depreciation and amortization	149	136

EBITDA	$300	$267

	Years Ended
(Dollars in millions)	December 31,
	2007	2006
GAAP net earnings	$90	$176
Income tax expense	155	166
Interest expense — net	228	247
Loss on retirement of debt	155	57
Accounts receivable securitization costs	5	3
Depreciation and amortization	557	517

EBITDA	$1,190	$1,166

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In accordance with FAS 109, the Company recorded a non-cash tax benefit of $11 million related to pension and OPEB gains recorded through other comprehensive earnings.
The following reconciliation excludes the tax benefit related to the FAS 109 adjustment.

	Three Months
	Ended			Three Months Ended
	December 31,			December 31,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustment		Adjusted

Sales	$3,886	$—		$3,886
Cost of sales	3,563	—		3,563

Gross profit	323	—		323
Administrative and selling expenses	146	—		146
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	19	—		19
Other income — net	—	—		—

Operating income	149	—		149
Interest expense, net	55	—		55
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(8)	—		(8)
Minority interest, net of tax	6	—		6

Earnings before income taxes	95	—		95
Income tax expense	39	11	(a)	50

Net earnings	$56	$(11)		$45

Effective tax rate	41%			53%

Basic earnings per share:
Earnings per share	$0.56			$0.45

Weighted average shares	100.6			100.6

Diluted earnings per share:
Earnings per share	$0.55			$0.44

Weighted average shares	102.7			102.7

(a)	Represents the elimination of the tax benefit related to the FAS 109 adjustment.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its United Kingdom subsidiary Lucas Industries Limited’s £94.6 million 10⅞% bonds due 2020 for £137 million, or approximately $243 million at that time, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million.
During the fourth quarter of 2006, the Company reversed a valuation allowance for its United Kingdom operations due to the non-occurrence of certain planned restructuring actions and favorable operating results in the region. As such, tax expense for the three months ended December 31, 2006 recognizes an accounting tax benefit of $17 million related to the Lucas notes bond redemption transaction, which was completed during the first quarter of 2006.
The following reconciliation excludes the tax benefit related to the loss on retirement of debt from the Company’s fourth quarter results.

	Three Months
	Ended			Three Months Ended
	December 31,			December 31,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustment		Adjusted

Sales	$3,272	$—		$3,272
Cost of sales	3,023	—		3,023

Gross profit	249	—		249
Administrative and selling expenses	121	—		121
Amortization of intangible assets	8	—		8
Restructuring charges and asset impairments	8	—		8
Other income — net	(14)	—		(14)

Operating income	126	—		126
Interest expense, net	65	—		65
Account receivable securitization costs	1	—		1
Equity in earnings of affiliates, net of tax	(7)	—		(7)
Minority interest, net of tax	2	—		2

Earnings before income taxes	65	—		65
Income tax expense	32	17	(a)	49

Net earnings	$33	$(17)		$16

Effective tax rate	49%			75%

Basic earnings per share:
Earnings per share	$0.33			$0.16

Weighted average shares	99.4			99.4

Diluted earnings per share:
Earnings per share	$0.32			$0.16

Weighted average shares	101.9			101.9

(a)	Represents the elimination of the tax benefit related to the loss on retirement of debt, which was recognized during the quarter ended December 31, 2006.

A8

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding old notes, the Company recorded a loss on retirement of debt of $148 million during the year ended December 31, 2007. This loss included $112 million for redemption premiums paid, $20 million for the write-off of deferred debt issue costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8 % Senior Notes and $5 million of fees. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the year ended December 31, 2007. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
In addition and in accordance with FAS 109, the Company recorded a non-cash tax benefit of $11 million related to pension and OPEB gains recorded through other comprehensive earnings.
The following reconciliation excludes the impact of the loss on retirement of debt and the tax benefit related to the FAS 109 adjustment.

	Year Ended			Year Ended
	December 31,			December 31,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$14,702	$—		$14,702
Cost of sales	13,494	—		13,494

Gross profit	1,208	—		1,208
Administrative and selling expenses	537	—		537
Amortization of intangible assets	36	—		36
Restructuring charges and asset impairments	51	—		51
Other income — net	(40)	—		(40)

Operating income	624	—		624
Interest expense, net	228	—		228
Loss on retirement of debt	155	(155	)(a)	—
Account receivable securitization costs	5	—		5
Equity in earnings of affiliates, net of tax	(28)	—		(28)
Minority interest, net of tax	19	—		19

Earnings before income taxes	245	155		400
Income tax expense	155	11	(b)	166

Net earnings	$90	$144		$234

Effective tax rate	63%			42%

Basic earnings per share:
Earnings per share	$0.90			$2.34

Weighted average shares	99.8			99.8

Diluted earnings per share:
Earnings per share	$0.88			$2.28

Weighted average shares	102.8			102.8

(a)	Reflects the elimination of the loss on retirement of debt.

(b)	Represents the elimination of the tax benefit related to the FAS 109 adjustment.

A9

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million at that time, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million.
The following reconciliation excludes the loss on retirement of debt and the related tax impact.

	Year Ended			Year Ended
	December 31,			December 31,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$13,144	$—		$13,144
Cost of sales	11,956	—		11,956

Gross profit	1,188	—		1,188
Administrative and selling expenses	514	—		514
Amortization of intangible assets	35	—		35
Restructuring charges and asset impairments	30	—		30
Other income — net	(27)	—		(27)

Operating income	636	—		636
Interest expense, net	247	—		247
Loss on retirement of debt	57	(57	) (a)	—
Account receivable securitization costs	3	—		3
Equity in earnings of affiliates, net of tax	(26)	—		(26)
Minority interest, net of tax	13	—		13

Earnings before income taxes	342	57		399
Income tax expense	166	17	(b)	183

Net earnings	$176	$40		$216

Effective tax rate	49%			46%

Basic earnings per share:
Earnings per share	$1.76			$2.16

Weighted average shares	100.0			100.0

Diluted earnings per share:
Earnings per share	$1.71			$2.10

Weighted average shares	103.1			103.1

(a)	Reflects the elimination of the loss on retirement of debt.

(b)	Represents the elimination of the tax benefit related to the loss on retirement of debt.

A10